Exhibit 4.3

SECOND AMENDMENT

TO

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

AMERICAN REALTY CAPITAL GLOBAL OPERATING PARTNERSHIP, L.P.

This SECOND AMENDMENT TO AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF AMERICAN REALTY CAPITAL GLOBAL OPERATING PARTNERSHIP, L.P. (this “Amendment”), is made as of April 15, 2015 by and among American Realty Capital Global Trust, Inc., a Maryland corporation, in its capacity as the general partner (the “General Partner”) of American Realty Capital Global Operating Partnership, L.P., a Delaware limited partnership (the “Partnership”), and American Realty Capital Global Special Limited Partnership, LLC, the initial limited partner of the partnership, a Delaware limited liability company (the “Initial Limited Partner”). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of July 2, 2013, as amended (the “Partnership Agreement”).

RECITALS:

WHEREAS, pursuant to Section 14.1 of the Partnership Agreement, the parties hereto desire to amend the Partnership Agreement in order to clarify a prior amendment to the Partnership Agreement and to have this amendment apply for purposes of allocating income and losses of the Partnership for its 2014 tax year;

NOW THEREFORE, in consideration of the premises made hereunder, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Subparagraph 1(c)(iv) of Exhibit B of the Partnership Agreement is hereby deleted in its entirety and the following new subparagraph 1(c)(iv) is substituted in its place:

“(iv) Special Allocation of Depreciation. After giving effect to the allocations in subparagraph 1(c)(i) and paragraph 2, but prior to any allocation under subparagraph 1(a), 1(b), 1(c)(ii) or 1(c)(iii), the Initial Limited Partner shall be entitled to allocations of Depreciation until the cumulative amount of Depreciation allocated to the Initial Limited Partner pursuant to this subparagraph 1(c)(iv) for all years equals $10,000,000; provided, that (A) the Initial Limited Partner shall notify the Partnership in writing, within fifteen (15) days after the end of the year to which the allocation of Depreciation relates, of the amount of Depreciation the Initial Limited Partner elects to have allocated to it for such year, (B) the amount of Depreciation the Initial Limited Partner may elect to be allocated pursuant to this subparagraph 1(c)(iv) for any year shall not exceed $10,000,000 minus the amount of Depreciation specially allocated pursuant to this subparagraph 1(c)(iv) to the Initial Limited Partner for all prior years, and (C) if the amount of Depreciation the Partnership is able to allocate in a year is less than the amount the Initial Limited Partner has elected for such year, the Partnership shall notify the Initial Limited Partner as early as reasonably practicable but in no event later than five (5) days prior to the date it issues K-1’s for such year.”

 [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date and year first aforesaid.

GENERAL PARTNER:

AMERICAN REALTY CAPITAL GLOBAL TRUST, INC.

By:	/s/ Scott J. Bowman
Name: Scott J. Bowman
Title: Chief Executive Officer

INITIAL LIMITED PARTNER:

AMERICAN REALTY CAPITAL GLOBAL SPECIAL LIMITED PARTNERSHIP, LLC

By:	AR Capital Global Holdings, LLC
its Member

By:	AR Capital, LLC,
its Member

By:	/s/ William M. Kahane
Name: William M. Kahane
Title: Manager